Exhibit 3.1
ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED CHARTER
OF
PINNACLE FINANCIAL PARTNERS, INC.

In accordance with the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment (the "Articles of Amendment") to its Amended and Restated Charter, as previously amended (the "Charter"):

1. The name of the corporation is Pinnacle Financial Partners, Inc. (the “Corporation”).

2. Article 3 of the Charter is hereby deleted and shall read in its entirety as follows:

“The name and address of the Registered Agent and Registered Office of the Corporation are: Robert A. McCabe, Jr., 21 Platform Way South, Suite 2300, Nashville, (Davidson County) Tennessee 37203.”

3. Article 5 of the Charter is hereby deleted and shall read in its entirety as follows:

“The mailing address of the principal office of the Corporation is: 21 Platform Way South, Suite 2300, Nashville, Tennessee 37203.”

4. Except as amended by these Articles of Amendment, the Charter of the Corporation shall remain in full force and effect.

5. These Articles of Amendment were duly adopted by the Board of Directors of the on March 11, 2025 without shareholder approval as such approval was not required.

6. These Articles of Amendment to the Charter of the Corporation will be effective upon the filing thereof with the Secretary of State of the State of Tennessee.

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Exhibit 3.1

Date: April 3, 2025

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ M. Terry Turner
Name:	M. Terry Turner
Title:	President and
Chief Executive Officer